Exhibit 99.1

C.H. Robinson

14701 Charlson Road

Eden Prairie, Minnesota 55347

Tim Gagnon, director, investor relations (952) 683-5007

FOR IMMEDIATE RELEASE

Mike Short Named President of C.H. Robinson’s Global Forwarding Division

Eden Prairie, Minnesota, May 18, 2015 - C.H. Robinson (Nasdaq: CHRW) announced today that Mike Short, 45, has been named President of its Global Forwarding division, effective immediately. Short joined C.H. Robinson through the acquisition of Phoenix International in 2012, and is an 18-year veteran of the global forwarding industry. Prior to being named President, Mike served as Vice President, Global Forwarding – North America. C.H. Robinson’s Global Forwarding division has annual net revenues of over $330 million and approximately 3,300 employees in 29 countries. Short will report to C.H. Robinson CEO John Wiehoff.

“Mike is a highly effective leader with tremendous global forwarding knowledge and a proven track record,” said Wiehoff. “He has been a key part of the team that led the Phoenix International integration. Our Global Forwarding business is performing well and I’m excited to have Mike leading our division.”

Prior to joining C.H. Robinson, Short held a number of roles at Phoenix International, including Regional Manager, Sales Manager, and General Manager of the St. Louis office. He graduated from the University of Missouri in 1993 with a Bachelor of Arts in Business.

“I am very proud of the global forwarding business we have built at C.H. Robinson,” said Short. “We have a strong global network, with a great team and excellent customer relationships. Our people are talented and dedicated, and our capabilities and technology are industry-leading. We are well positioned to continue to grow and take market share.”

Stéphane Rambaud, the former President of C.H. Robinson’s Global Forwarding division and a selling shareholder of Phoenix International, assisted with the successful integration of the two companies for the last two and a half years. Rambaud is leaving C.H. Robinson as part of this leadership transition.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 46,000 active customers through a network of offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 66,000 transportation providers worldwide. For information about our company, visit our Web site at www.chrobinson.com.

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